EXHIBIT 99.1

Contact:   Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 18, 2011

ALPHARETTA, GEORGIA, May 2, 2011— Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.11 per share on the company’s common stock. The dividend is payable on June 2, 2011 to stockholders of record as of close of business on May 13, 2011.

In addition, the Company announced that its 2011 Annual Meeting of Shareholders will be held on Wednesday, May 18, 2011, at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Alpharetta, Georgia. Common stockholders of record as of end of business on March 31, 2011 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.